Exhibit 23

[CROWE CHIZEK LOGO]

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in Registration Statement No. 33-63005 on Form S-3 of National Bancshares Corporation of our report dated January 26, 2001 on the consolidated balance sheets of National Bancshares Corporation as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000; which report is incorporated by reference in this Annual Report on Form 10-K.

/s/ Crowe, Chizek and Company LLP
Crowe, Chizek and Company LLP

Columbus, Ohio March 26, 2001